As filed with the Securities and Exchange Commission on August 20, 2026

Registration No. 333-[ • ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAREX GROUP LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Crawford House

50 Cedar Avenue

Hamilton, HM 11

Bermuda

+1 441-295-6500

(Address of Principal Executive Offices)

Marex Group Limited Global Omnibus Plan

Marex Group Limited Employee Share Purchase Plan

(Full title of the plan)

Marex Capital Markets Inc.

140 East 45th Street, 10th Floor

New York, New York 10017

(Name and address of agent for service)

(212) 618 2800

(Telephone number, including area code, of agent for service)

Copy to:

Marc D. Jaffe Ian D. Schuman Jennifer M. Gascoyne Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906 1200	Neil Horner ASW Law Limited Crawford House 50 Cedar Avenue Hamilton HM 11 Bermuda (441) 295-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Marex Group Limited (the “Registrant”) to register an additional 5,459,693 ordinary shares, par value US$0.001551 per share (the “Ordinary Shares”), that may be offered and sold pursuant to the Marex Group Limited Employee Share Purchase Plan and the Marex Group Limited Global Omnibus Plan (collectively, the “Plans”).

The Registrant previously registered shares for issuance under the Marex Group plc Global Omnibus Plan and the Marex Group plc Employee Share Purchase Plan (collectively, the “Prior Plans”) pursuant to the Registration Statement on Form S-8 (Registration No. 333-278953) filed with the Securities and Exchange Commission on April 26, 2024, as amended by the Post-Effective Amendment No. 1 to the Registration Statement (the “Prior Registration Statement”). The Post-Effective Amendment reflects the scheme of arrangement completed by the Registrant and Marex Group plc, a public limited company incorporated under the laws of England and Wales (“Marex plc”), whereby the Registrant became the holding company of Marex plc (the “Reorganization”). Pursuant to the Reorganization, all issued ordinary shares of Marex plc were cancelled and, in consideration for such cancellation, each Marex plc ordinary shareholder as at the scheme record time (6:00 p.m. Eastern Time on June 30, 2026) received, on a one-for-one basis, Ordinary Shares of the Registrant. As a result of the Reorganization, each outstanding equity award under the Prior Plans, and any other right to receive ordinary shares thereunder, was exchanged for an equivalent equity award under the Plans relating to Ordinary Shares of the Registrant on a one-for-one basis.

The additional shares registered pursuant to the Plans are of the same class as other securities relating to the Plans for which the Prior Registration Statement is effective and incorporated by reference herein.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Exhibit Index
3.1	Memorandum of Association of Marex Group Limited, as amended (incorporated by reference to Exhibit 99.6 to the Registrant’s Report on Form 6-K/A, filed with the SEC on July 8, 2026).

3.2	Amended and Restated Bye-Laws of Marex Group Limited, adopted on July 1, 2026 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K, filed with the SEC on July 1, 2026).

5.1*	Opinion of ASW Law Limited, counsel to the Registrant, as to the validity of the Ordinary Shares (including consent).

23.1*	Consent of Deloitte LLP, an independent registered public accounting firm

23.2*	Consent of ASW Law Limited (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

99.1#	Marex Group Limited Global Omnibus Plan (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K, filed with the SEC on July 1, 2026).

99.2#	Marex Group Limited Employee Share Purchase Plan (incorporated by reference to Exhibit 99.3 to the Registrant’s Report on Form 6-K, filed with the SEC on July 1, 2026).

107*	Filing Fee Table.

*	Filed herewith.
#	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, the United Kingdom, on August 20, 2026.

MAREX GROUP LIMITED

By	/s/ Ian Lowitt
Ian Lowitt
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints each of Registrant’s principal executive officer and principal financial officer (currently Ian Lowitt and Robert Irvin, respectively) as such person’s true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or such person’s substitute or substitutes, lawfully may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ian Lowitt Ian Lowitt	Chief Executive Officer and Director (principal executive officer)	August 20, 2026

/s/ Robert Irvin Robert Irvin	Chief Financial Officer and Director (principal financial officer and principal accounting officer)	August 20, 2026

/s/ Robert Pickering Robert Pickering	Chair of the Board of Directors	August 20, 2026

/s/ Konstantin Graf von Schweinitz Konstantin Graf von Schweinitz	Director	August 20, 2026

/s/ Sarah Ing Sarah Ing	Director	August 20, 2026

/s/ Linda Myers Linda Myers	Director	August 20, 2026

/s/ John W. Pietrowicz John W. Pietrowicz	Director	August 20, 2026

/s/ Georges Assi Georges Assi	Director	August 20, 2026

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Marex Group Limited has signed this Registration Statement on August 20, 2026.

Marex Capital Markets, Inc.

By	/s/ Vicki Andreadis
Vicki Andreadis
General Counsel - Americas

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